                            ASSET TRANSFER AGREEMENT

                                  by and among

                         VARI-LITE INTERNATIONAL, INC.,

                                 SHOWCO, INC.,

                                      and

                                 CLEARSHO, LLC

                               TABLE OF CONTENTS

         I.       CONTRIBUTION OF ASSETS..........................................................................2

                  1.1      CONTRIBUTION OF ASSETS.................................................................2

                  1.2      ASSUMPTION OF LIABILITIES..............................................................2

         II.      CONSIDERATION FOR ASSETS........................................................................3

                  2.1      CLOSING................................................................................3

                  2.2      CONSIDERATION..........................................................................3

                  2.3      ALLOCATION.............................................................................3

                  2.4      PRORATIONS.............................................................................4

                  2.5      DELIVERIES BY SHOWCO AND VARI-LITE.....................................................5

                  2.6      DELIVERIES BY CLEARSHO.................................................................6

                  2.7      POST-CLOSING ASSET DELIVERIES..........................................................6

         III.     REPRESENTATIONS AND WARRANTIES OF SHOWCO AND VARI-LITE..........................................7

                  3.1      ORGANIZATION AND AUTHORITY OF SELLERS..................................................7

                  3.2      NO VIOLATION; CONSENTS AND APPROVALS...................................................8

                  3.3      FINANCIAL STATEMENTS...................................................................9

                  3.4      ABSENCE OF UNDISCLOSED LIABILITIES....................................................10

                  3.5      ABSENCE OF CERTAIN CHANGES OR EVENTS..................................................11

                  3.6      TITLE TO ASSETS; LEASED PROPERTY......................................................12

                  3.7      PATENTS, TRADEMARKS, TRADE NAMES......................................................13

                  3.8      LITIGATION............................................................................15

                  3.9      PLANS.................................................................................15

                  3.10     CERTAIN CONTRACTS AND ARRANGEMENTS....................................................16



                  3.11     COMPLIANCE WITH LAWS; LICENSES........................................................18

                  3.12     TAXES.................................................................................18

                  3.13     INSURANCE.............................................................................19

                  3.14     LABOR MATTERS.........................................................................20

                  3.15     ENVIRONMENT...........................................................................21

                  3.16     CUSTOMERS AND SUPPLIERS...............................................................21

                  3.17     ASSETS USED IN BUSINESS...............................................................21

                  3.18     DISCLOSURE............................................................................22

                  3.19     BROKERS...............................................................................22

         IV.      REPRESENTATIONS AND WARRANTIES OF CLEARSHO.....................................................22

                  4.1      ORGANIZATION AND AUTHORITY............................................................22

                  4.2      NO VIOLATION; CONSENTS AND APPROVALS..................................................23

                  4.3      BROKERS...............................................................................24

         V.       COVENANTS......................................................................................24

                  5.1      FURTHER ASSURANCES....................................................................24

                  5.2      CERTAIN TAX MATTERS...................................................................25

                  5.3      WARRANTY DISCLAIMER...................................................................27

                  5.4      ACCESS TO INFORMATION.................................................................27

         VI.      INDEMNIFICATION................................................................................28

                  6.1      SHOWCO AND VARI-LITE OBLIGATION TO INDEMNIFY..........................................28

                  6.2      CLEARSHO OBLIGATION TO INDEMNIFY......................................................29

                  6.3      LIMITATION ON OBLIGATION TO INDEMNITY.................................................29



                  6.4      DEFENSE OF ACTIONS....................................................................30

                  6.5      NOTICES AND PAYMENTS..................................................................31

                  6.6      SOLE REMEDY...........................................................................31

         VII.     MISCELLANEOUS..................................................................................32

                  7.1      PUBLICITY.............................................................................32

                  7.2      EXPENSES..............................................................................32

                  7.3      NOTICES...............................................................................32

                  7.4      SURVIVAL..............................................................................33

                  7.5      ENTIRE UNDERSTANDING; AMENDMENTS......................................................34

                  7.6      PARTIES IN INTEREST...................................................................34

                  7.7      ASSIGNMENT............................................................................34

                  7.8      NO WAIVERS............................................................................35

                  7.9      SEVERABILITY..........................................................................35

                  7.10     COUNTERPARTS..........................................................................35

                  7.11     INTERPRETATION........................................................................35

                  7.12     REFERENCES............................................................................36

                  7.13     GOVERNING LAW.........................................................................36

                  7.14     VENUE.................................................................................36

EXHIBITS AND SCHEDULES

EXHIBIT

A                 Definitions
B                 Reserved
C                 Consent and Acknowledgments
D                 Assignment and Assumption Agreement
E                 Bill of Sale

SCHEDULE

1.1(a)            Contribution of Assets
2.3               Allocation
2.5(e)            Consent Parties
2.5(f)            Intellectual Property
3.2(a)            Violations/Defaults
3.2(b)            Consents and Approvals
3.4               Undisclosed Liabilities
3.5               Certain Changes or Events
3.6(a)            Title Issues
3.7               Patents, Trademarks, Trade Names
3.8(a)            List of Claims, Actions, Suits, Proceedings,
                  Investigations and Pending Inquiries against Showco
3.9(a)            Plans
3.10(a)           List of Showco Contracts and Arrangements Relating to Asset or
                  Business of Showco
3.10(b)           List of Showco Agreements
3.12              Exceptions Regarding Taxes
3.13              Insurance
3.14(e)           Employees
3.15              Environmental Issues
3.16              Customers and Suppliers

                            ASSET TRANSFER AGREEMENT

         This Asset Transfer Agreement ("Agreement") is made and dated as of this 17th day of November, 2000 by and among Vari-Lite International, Inc., a Delaware corporation ("Vari-Lite"), Showco, Inc., a Delaware corporation and wholly owned subsidiary of Vari-Lite ("Showco"), and Clearsho, LLC, a Delaware limited liability company the sole member of which is Showco ("Clearsho"). From time to time in this Agreement, Vari-Lite, Showco, and Clearsho are referred to, individually, as a "Party" and, collectively, as the "Parties." Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in EXHIBIT A.

                                   BACKGROUND

         WHEREAS, Vari-Lite is the sole stockholder of Showco;

         WHEREAS, Showco is engaged in the business of providing and servicing sound systems for large-scale events (the "Business");

         WHEREAS, Showco desires to transfer, by capital contribution, substantially all of its assets to Clearsho, all in accordance with the terms and conditions set forth in this Agreement;

         WHEREAS, Clearsho desires to receive and accept such assets, all in accordance with the terms and conditions set forth in this Agreement; and

         WHEREAS, Showco intends to, immediately upon completion of the transactions contemplated hereby, sell its membership interest in Clearsho to Clair Acquisition Corp. pursuant to an Equity Purchase Agreement dated as of the date hereof.

         NOW, THEREFORE, in consideration of the foregoing premises, and of the mutual covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

I.         CONTRIBUTION OF ASSETS.
           1.1       CONTRIBUTION OF ASSETS.

                     (a) Subject to the terms and conditions of this Agreement, Showco shall contribute, convey, transfer, assign and deliver to Clearsho, and Clearsho shall receive and accept from Showco, free and clear of all Liens, good, valid and marketable title in and to the following assets (the "Assets"): (i) the assets identified on the Balance Sheet as lighting and sound equipment; machinery and tools; furniture and fixtures; office and computer equipment; and work in progress and raw materials inventory; in each case, including those assets listed in SCHEDULE 1.1(a); (ii) the Showco Agreements;
(iii) the accounts receivable listed on SCHEDULE 1.1(a); (iv) all books and records, including employee records of Transferred Employees, to the extent not prohibited by Applicable Law, of the Business (but excluding corporate minute books, Tax records and stock records of Showco); and (v) all of Showco's right, title and interest in and to all names, trademarks, logos and other Intellectual Property owned by Showco and or which Showco has rights to use in the Business.

                     (b) The Assets to be contributed hereunder do not include any other assets of Showco, including cash and accounts receivable not listed on SCHEDULE 1.1(a) (collectively, "Excluded Assets"). All Excluded Assets shall remain the property of Showco after the Closing.

           1.2 ASSUMPTION OF LIABILITIES. Clearsho shall not assume, acquire or otherwise become responsible or liable for any debts, liabilities, obligations or taxes of Showco of any nature whatsoever, except that effective as of the Closing Date Clearsho shall assume all liabilities and obligations under the Showco Agreements (other than the Hibino Contract), except to the extent that such liabilities and obligations, but for a breach or default by Showco,


                                      2


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would have been paid, performed or discharged prior to the Closing Date (the
"Assumed Liabilities").

II.        CONSIDERATION FOR ASSETS.

           2.1 CLOSING. The contribution, assignment, conveyance, transfer and delivery of the Assets by Showco to Clearsho, and the acceptance, assumption and acquisition by Clearsho of the Assets and the Assumed Liabilities, and the consummation of the other transactions contemplated hereby, shall take place at a closing (the "Closing") to be held at the offices of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania, at 10:00 a.m. local time, on the date of this Agreement, or at such other date, time and location as may be agreed upon in writing among the Parties. The date on which the Closing actually occurs is referred to herein as the "Closing Date." The Closing shall be effective for all purposes as of 12:01 a.m., New York City time, on the Closing Date.

           2.2 CONSIDERATION. The consideration for the contribution, assignment, conveyance, transfer and delivery of the Assets, at the Closing, shall be delivery of the sole membership interest in Clearsho (which shall be duly authorized, validly issued, fully paid and nonassessable upon delivery in accordance with the terms hereof) and the agreement of Clearsho to assume, and pay, perform or otherwise discharge the Assumed Liabilities.

           2.3 ALLOCATION. Vari-Lite, Showco and Clearsho agree that the value allocation among the contributed Assets is set forth in SCHEDULE 2.3 (the "Allocation").

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           2.4       PRORATIONS.

                     (a) The items listed below shall be prorated, without duplication with any Purchase Price adjustment provided for in the Equity Purchase Agreement, as of the Closing Date, with Showco having the benefit or bearing the responsibility to the extent such items relate to any period prior to the Closing Date, and Clearsho having the benefit or bearing the responsibility to the extent such items relate to any period on or after the Closing Date:

                              (i)      Personal property Taxes, assessments and
other charges, if any, on or with respect to the ownership, lease, maintenance or operation of the Assets; and

                              (ii)     Taxes, revenues, expenses and all other
items payable by or to Showco under any of the Showco Agreements (other than revenues and accounts receivable which the parties to the Equity Purchase Agreement considered in reaching the Purchase Price as defined therein).

                     (b) After the Closing, Showco and Clearsho shall promptly reimburse each other any amount paid by the other Party or Parties that relates to the period for which the other has the benefit or bears responsibility under Section 2.4(a), in each case, upon presentation of a statement setting forth in reasonable detail the nature and amount of any such payment. In connection with the prorations set forth in Section 2.4(a), if actual figures are not available on the Closing Date, the proration shall be calculated based upon the respective amounts accrued through the Closing Date or paid for the most recent year or other appropriate period for which such amounts paid are available. All prorated amounts shall be recalculated and paid to the appropriate Party within thirty days after the date that the previously unavailable actual figures become available. Showco and Clearsho shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 2.4.

           2.5 DELIVERIES BY SHOWCO AND VARI-LITE. At the Closing, Showco and Vari-Lite shall deliver, or cause to be delivered, the following to
Clearsho:

                     (a)      The Bill of Sale, duly executed by Showco;

                     (b) The Assignment and Assumption Agreement, duly executed by Showco;
                     (c) The Certificate of the Secretary of each of Showco and Vari-Lite, dated the Closing Date, certifying (i) that attached are true and correct copies of its Certificate of Incorporation, Bylaws and any amendments thereto, and the resolutions duly adopted by its board of directors and, in the case of Showco, stockholders authorizing the execution, delivery and performance of this Agreement by it, and (ii) the names, titles and signatures of its officers who sign documents on its behalf in connection with this Agreement, certifying the authority of each such officer to do so;

                     (d) A good standing certificate for each of Showco and Vari-Lite issued by the Secretary of State of the State of Delaware, dated within ten days of the Closing Date;

                     (e) Evidence, in form and substance reasonably satisfactory to Clearsho, demonstrating that Showco has obtained the Showco Required Approvals, including a consent and acknowledgment, substantially in the form of EXHIBIT C, from each party to each Showco Agreements listed in SCHEDULE 2.5(e) (other than Showco and Clearsho); and

                     (f) Evidence, in form and substance reasonably satisfactory to Clearsho, of the assignment to Showco by SunTrust Bank of the Intellectual Property listed in SCHEDULE

2.5(f), and an assignment to Clearsho by Showco of the same property, which assignments shall be recordable with the appropriate Governmental Entities.

           2.6 DELIVERIES BY CLEARSHO. At the Closing, Clearsho shall deliver, or cause to be delivered, the following:

                     (a) Written evidence of Showco's membership interest in Clearsho and the capital contribution effected hereby;

                     (b) The Assignment and Assumption Agreement, duly executed by Clearsho; and

                     (c) The Certificate of the Secretary of Clearsho, dated the Closing Date, certifying that attached are true and correct copies of its certificate of formation and operating agreement.

           2.7       POST-CLOSING ASSET DELIVERIES.   Other than with respect to
matters covered by Section 5.1(b), in the event that Showco or Clearsho, or any of their respective agents or representatives, shall determine after the Closing that any Asset is in the possession of Showco, or any of its agents or representatives, Showco shall, or shall cause such agents and representatives to, promptly, but in no event later than five business days following such determination, pay or deliver, or cause to be paid or delivered, to Clearsho such Asset, at Showco's sole cost and expense; provided that, with respect to any Assets that are in the possession of customers pursuant to any Showco Agreements, Clearsho shall bear all costs and expenses, and risk of loss, related to the delivery thereof to Clearsho, all in accordance with the terms and conditions of such Showco Agreements.

III.       REPRESENTATIONS AND WARRANTIES OF SHOWCO AND VARI-LITE

           Showco and Vari-Lite hereby, jointly and severally, represent and warrant to Clearsho as follows:

           3.1       ORGANIZATION AND AUTHORITY OF SELLERS.

                     (a) Each of Showco and Vari-Lite is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Showco has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties or assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where any failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, properties, assets, results of operations or financial condition of the Business taken as a whole (a "Material Adverse Effect"). Texas is the only jurisdiction in which Showco is so qualified or licensed. Each of Showco and Vari-Lite has delivered to Clearsho a true, complete and correct copy of its certificate of incorporation and by laws as presently in effect.

                     (b) Each of Showco and Vari-Lite has all requisite corporate power and authority to enter into this Agreement and any instrument and agreement contemplated herein required to be executed and delivered by it pursuant to this Agreement including the Instruments of Assignment) (collectively, the "Showco Related Instruments"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Showco Related Instruments to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Showco and Vari-Lite. This Agreement has been, and each Showco Related Instrument to which it is a party when executed and delivered will be, duly executed and delivered by each of Showco and Vari-Lite and constitutes, or when executed and delivered will constitute, the valid and binding obligation of each of Showco and Vari-Lite, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Each of Showco and Vari-Lite has delivered to Clearsho a true, complete and correct copy of resolutions duly and validly adopted by its Board of Directors and, in the case of Showco, by Vari-Lite as its sole stockholder, evidencing its authorization of the execution and delivery of this Agreement and the Showco Related Instruments to which it is a party, and the consummation of the transactions contemplated hereby and thereby (which resolutions have not been modified, revoked or rescinded in any respect).

           3.2       NO VIOLATION; CONSENTS AND APPROVALS.

                     (a) The execution and delivery of this Agreement and the Showco Related Instruments do not, and the consummation of the transactions contemplated hereby or thereby and compliance with the terms hereof or thereof will not, (i) conflict with, or result in any violation of or constitute a default under, (A) any provision of the certificate of incorporation or bylaws, or similar organizational documents, of Showco and Vari-Lite or (B) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to Showco, Vari-Lite, any Asset or the Business; or (ii) except as set forth in
SCHEDULE 3.2(a), conflict with or result in any violation of or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation pursuant to, or result in the creation or imposition of any Lien under, any Contract.

                     (b) Except as set forth in SCHEDULE 3.2(b), no consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any court, administrative agency or commission or other governmental entity, authority or instrumentality, whether domestic or foreign ("Governmental Entity"), or any other Person, is required to be obtained or made in connection with the execution and delivery by Showco and Vari-Lite of this Agreement or any Showco Related Instrument to which it is a party, or the consummation by Showco and Vari-Lite of the transactions contemplated hereby or thereby, or compliance by Showco and Vari-Lite with the terms hereof or thereof.

           3.3       FINANCIAL STATEMENTS.

                     (a) Showco has delivered to Clearsho true, correct and complete copies of the balance sheets of Showco as of September 30, 2000, 1999 and 1998 and the consolidated income statements of Showco for the fiscal years ended September 30, 2000, 1999 and 1998 (collectively, the "Financial Statements").

                     (b) The balance sheets included in the Financial Statements present fairly in all material respects the financial position of Showco as of the respective dates thereof. The statements of income included in the Financial Statements present fairly in all material respects the results of operations of Showco for the respective periods indicated. As used in this Agreement, the term "Balance Sheet" means the balance sheet of Showco as of September 30, 2000 that is included in the Financial Statements.

                     (c) The Financial Statements were based on the accounting books and records of Showco and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented.

                     (d) As reflected in the Financial Statements, for the fiscal year ended September 30, 2000, personnel revenues did not constitute more than 29% of gross revenues (excluding revenues derived from product sales and the Hibino Contract).

                     (e) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the insolvency of Vari-Lite or Showco or the inability of Vari-Lite or Showco to pay, perform or discharge its liabilities and obligations when due.

                     (f) All of the accounts receivable included in the Assets (as indicated on SCHEDULE 1.1(a)) have arisen in the ordinary course of Showco's business and represent valid obligations to Showco due in the full aggregate face amount thereof. Other than with respect to unearned revenues reflected on SCHEDULE 1.1(a), there are no refunds, discounts or other adjustments payable in respect of any of such accounts receivable or any defenses, rights of setoff, assignments, restrictions or Liens enforceable by third parties on or affecting any of such accounts receivable.

           3.4 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities and obligations (a) set forth in SCHEDULE 3.4, (b) reflected on the Balance Sheet or (c) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, Showco has not incurred any obligations or liabilities of whatsoever nature, direct or indirect, whether accrued, fixed, contingent or otherwise, arising out of or relating to the Business and for which Clearsho would be responsible or liable after the Closing. The reserves for such obligations and liabilities reflected in the Balance Sheet are adequate, appropriate and reasonable.

           3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in appropriate subsection of SCHEDULE 3.5, since the Balance Sheet Date, there has not been:

                     (a) any event, occurrence, fact, condition, change or development, including the announcement of the transactions contemplated by this Agreement, which, individually or in the aggregate, has had a Material Adverse Effect;

                     (b) any change in any of the methods of accounting or accounting practice of Showco; or any increase or any change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves relating to the Assets or the Business;

                     (c) any material damage, destruction or other casualty loss (whether or not covered by insurance) suffered by Showco;

                     (d) any bonus paid or any increase in the rate of compensation or of the benefits payable, or to become payable, to any Employee over the levels in effect on the Balance Sheet Date;

                     (e) any sale, lease, transfer or other disposition of any Asset, other than the sale of inventory in the ordinary course of business consistent with past practice;

                     (f) any material labor dispute relating to the Business;

                     (g) any payment, discharge or satisfaction of any claim, liability or obligation (whether accrued, fixed, contingent or otherwise) relating to the Assets or the Business other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date;

                     (h) any grant or imposition of any Liens except for Permitted Liens;

                     (i) any write-off as uncollectible of any note or account receivable of Showco, except for immaterial amounts in the ordinary course of business consistent with past practice;

                     (j) any cancellation of debts or waiver of any claim or right of substantial value of Showco;

                     (k) any sale, transfer, license or other disposition of, or compromise or lapse of any rights to the use of, any Intellectual Property;

                     (l) other than pursuant to the Console Agreement, any capital expenditure or commitment for any capital expenditure by Vari-Lite or Showco relating to the Business, which individually exceeds $50,000 or in the aggregate exceeds $200,000 for additions to property, plant, equipment or intangible capital assets; or

                     (m) any agreement, whether in writing or otherwise, direct or indirect, formal or informal, to take any action described in this
Section 3.5.

           3.6       TITLE TO ASSETS; LEASED PROPERTY.


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

                     (a) Except as set forth in SCHEDULE 3.6(a), Showco has good and valid title to the Assets owned by it, and valid leasehold interests in, or other rights to use, all Assets which are not owned by it, in each case, free and clear of all Liens, except for Permitted Liens. As used in this Agreement, the term "Permitted Liens" means (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, (ii) Liens for Taxes, assessments and other governmental charges which are not due and payable, or which are being contested in good faith by appropriate proceedings ( in each case, for which adequate reserves have been made in the Financial Statements in accordance with GAAP) and (iii) other imperfections of title or Liens, if any, which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair Clearsho's ability to own or operate the Assets, or to conduct the Business after the Closing substantially in the manner conducted by Showco as of the date hereof.

                     (b) All tangible personal property included in the Assets has been maintained in a manner in all material respects consistent with Showco's historical practices.

           3.7 PATENTS, TRADEMARKS, TRADE NAMES. SCHEDULE 3.7 sets forth a true, correct and complete list of the Intellectual Property (other than confidential or proprietary, technical or business information, designs, know-how and processes). SCHEDULE 3.7 identifies the owner of each item of Intellectual Property set forth thereon and, with respect to each registration, grant and application listed thereon, the jurisdiction and record owner thereof. Showco is the sole and exclusive owner of the Intellectual Property for which it is identified as the owner on SCHEDULE 3.7, free and clear of all Liens and is listed in the records of the appropriate Governmental Entity as the sole and exclusive owner of record for each such registration, grant and application listed thereon. All registration and maintenance fees that have become due and payable in respect of any Intellectual Property have been paid and, to the knowledge of Showco and Vari-Lite, no act has been done or omitted to be done by any person to impair or dedicate to the public or entitle any Governmental Entity to cancel, forfeit, modify or hold abandoned any of the Intellectual Property identified in SCHEDULE 3.7 as owned by Showco. Except as set forth in SCHEDULE 3.7, Showco has the sole and exclusive right to use the Intellectual Property not owned by it, free and clear of all Liens or any obligation to make any payment (other than license fees in the amount set forth in SCHEDULE 3.7); and the consummation of the transactions contemplated hereby and by the Showco Related Instruments, and compliance by Showco with the terms hereof and thereof, will not alter or impair any such right (including any right under any license or other agreement relating to Intellectual Property). No suit, claim, opposition or other challenge is pending or has been asserted in writing or, to the knowledge of Showco and Vari-Lite, threatened by or against Showco challenging or questioning (i) the use of any Intellectual Property or (ii) Showco's ownership of any Intellectual Property identified in SCHEDULE 3.7 as owned by Showco, or (iii) the validity or effectiveness of any license or other agreement relating to any Intellectual Property; and, to the knowledge of Showco and Vari-Lite, there is no valid basis for any such suit, claim, opposition or challenge. SCHEDULE 3.7 sets forth a true, correct and complete list of all licenses and other agreements pursuant to which Showco licenses or otherwise distributes any Intellectual Property to any third party and identifies such licenses and agreements pursuant to which Showco receives royalty payments. Showco is in compliance in all material respects with the terms of all such licenses and other agreements. To the knowledge of Showco and Vari-Lite, the use of such Intellectual Property by Showco does not infringe on the rights of any Person.

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

           3.8       LITIGATION.

                     (a) SCHEDULE 3.8(a) sets forth a true, complete and correct list of any and all claims, actions, suits, proceedings, investigations and inquiries pending, to the knowledge of Showco and Vari-Lite, threatened by or before any Governmental Entity, or by or on behalf of any third party, against Showco or which otherwise relates to the Assets or the Business.

                     (b) There is no claim, action, suit, proceeding, investigation or inquiry pending, to the knowledge of Showco and Vari-Lite, threatened by or before any Governmental Entity, or by or on behalf of any third party, including, under any Plan, which challenges the validity of this Agreement or any Showco Related Instrument or which, if adversely determined, would, individually or in the aggregate, (i) affect the ability of Showco and Vari-Lite to consummate the transactions contemplated by this Agreement and the Showco Related Instruments to which it is a party, or to comply with the terms hereof and thereof or (ii) have a Material Adverse Effect.

           3.9       PLANS.

                     (a) SCHEDULE 3.9(a) sets forth a true, correct and complete list of each Plan. Each of the Plans which is intended to be qualified within the meaning of Section 401(a) of the Code ("Qualified Plan") has received a favorable determination letter from the Internal Revenue Service regarding the Plan's qualified status and, to the knowledge of Vari-Lite and Showco, no condition exists that would adversely affect such qualified status.

                     (b) With respect to each Qualified Plan, Vari-Lite and Showco have heretofore delivered to Clearsho, true, correct and complete copies of each of the following documents (to the extent applicable):

                              (i)      a copy thereof;

                              (ii)     a copy of the most recent actuarial
report;

                              (iii)    a copy of the most recent Form 5500 and
any other form or filing required to be submitted to a governmental agency with regard to any Plan; and

                              (iv)     the most recent determination letter
received from the Internal Revenue Service with respect to each Qualified Plan.

                     (c) No Plan is subject to Title IV of ERISA or is otherwise a defined benefit plan or a multiemployer plan and neither Showco nor any ERISA Affiliate has sponsored, maintained, contributed to or been required to contribute within the past six years to any employee benefit plan subject to Title IV of ERISA which otherwise is or was a defined benefit plan or a multiemployer plan.

                     (d) To the knowledge of Vari-Lite and Showco, each Plan has been, and is being, operated and administered in all material respects in accordance with its terms and in compliance with all Applicable Laws, including ERISA and the Code.

                     (e) The excess coverage insurance contract with Phoenix Home Life maintained in connection with the medical coverage under the Showco/Vari-Lite Welfare Benefits Plan is in effect and all premiums due under such contract have been paid.

           3.10      CERTAIN CONTRACTS AND ARRANGEMENTS.

                     (a) SCHEDULE 3.10(a) sets forth a true, correct and complete list of all agreements, contracts, leases, licenses, commitments, obligations, undertakings and other arrangements relating to any Asset or the Business to which Showco is a party, or by or to which any Asset or the Business is bound or subject (the "Contracts"), including:

                              (i)      employment agreements or severance
agreements;

                              (ii)     collective bargaining or other agreements
with any labor union;

                              (iii)    covenants not to compete;

                              (iv)     agreements with any director, officer,
employee, agent, representative or affiliate of Showco, or any affiliate of any such person; and

                              (v)      contracts with customers, which are in
effect on the date of this Agreement or pursuant to which Showco has agreed to provide services to any customer after the date of this Agreement; provided, however, that such Contracts as may be terminated by Clearsho at any time after the Closing without liability, penalty or premium upon notice of thirty days or less and which will not result in future annual expenditures or receipts by the Business at any time of $50,000 or more need not be listed in SCHEDULE 3.10(a). Neither Showco nor, to the knowledge of Showco and Vari-Lite, any other party thereto, is in breach of or default in any material respect under any Contract, nor does there exist, to the knowledge of Showco and Vari-Lite, any valid basis for the assertion of any such breach or default. There have been no written threatened cancellations of, or any dispute under, any Contract; nor, to the knowledge of Showco and Vari-Lite, does there exist any valid basis for any such cancellation or dispute.

                     (b) As used in this Agreement, the term "Showco Agreements" means the Contracts set forth on SCHEDULE 3.10(b). Each Showco Agreements is in full force and effect, and the valid and binding obligation of Showco and, to the best knowledge of Showco and Vari-Lite, each other party thereto in accordance with its terms. Vari-Lite and Showco have provided to Clearsho a true, complete and correct copy of each Showco Agreements.

                     (c) Without limiting Section 3.10(b), the Console Agreement has not been amended or modified. The total amount due and payable by Showco under the Console Agreement for the purchase price for consoles to be sold thereunder as of the Closing Date does not exceed $508,000.

           3.11 COMPLIANCE WITH LAWS; LICENSES. The Assets and the Business have been, and are being, operated and conducted in compliance in all material respects with all applicable laws, statutes, ordinances, rules, regulations, guidelines and orders of all Governmental Entities ("Applicable Laws"). There are no permits, certificates, licenses, approvals and other authorizations of Governmental Entities required in connection with the ownership and operation of the Assets and the conduct of the Business under Applicable Laws (the "Permits").

           3.12 TAXES. Except as set forth in SCHEDULE 3.12, with respect to the Assets and the Business:

                     (a) Each of Showco and Vari-Lite has duly filed all Tax Returns required to be filed under federal, state, local and foreign laws and all of such Tax Returns are true, correct and complete in all material respects;

                     (b) Each of Showco and Vari-Lite has timely paid all Taxes due and payable or claimed to be due and payable by any taxing authority. The reserves for unpaid current Taxes of Showco set forth in the Balance Sheet are adequate for the payment of all Taxes of Showco through the Balance Sheet Date. Since the Balance Sheet Date, Showco has not incurred any Taxes other than in the ordinary course of business consistent with past practice;

                     (c) Each of Showco and Vari-Lite has complied in all material respects with all Applicable Laws relating to withholding taxes and has paid to the proper Governmental Entities all amounts required to be so withheld and paid under all Applicable Laws;

                     (d) Neither Showco nor Vari-Lite has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;

                     (e) Neither Showco nor Vari-Lite has granted any waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that remain outstanding;

                     (f) No federal, state, local or foreign audits or other administrative or court proceedings are presently pending or, to the knowledge of Showco and Vari-Lite, threatened with respect to any Taxes or Tax Returns; and neither Showco nor Vari-Lite has been contacted by any taxing authority or representative thereof regarding tax audits related to any Taxes or Tax Return;

                     (g) No power of attorney has been granted by Showco or Vari-Lite with respect to any matter relating to Taxes which is currently in force;

                     (h) Neither Showco nor Vari-Lite is a party to any agreement providing for the allocation or sharing of Taxes; and

                     (i) None of the Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

           3.13 INSURANCE. SCHEDULE 3.13 sets forth a true, correct and complete list of all liability, product liability and workmen's compensation insurance policies presently in effect with respect to the Assets or the Business. All such policies are occurrence policies and in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy; nor, to the knowledge of Vari-Lite and Showco, is there any valid basis for any such cancellation or termination. Except as set forth on SCHEDULE 3.13, no risks with respect to the Assets or the Business have been designated by Vari-Lite or Showco as being self-insured.

           3.14      LABOR MATTERS.

                     (a) Showco is in compliance in all material respects with all Applicable Laws regarding employment and employment practices.

                     (b) There is no unfair labor practice charge or complaint against Showco pending before any Governmental Entity, including the National Labor Relations Board, nor is there any grievance or any arbitration proceeding arising out of or under any collective bargaining agreement pending against Showco, nor, to the knowledge of Showco and Vari-Lite, has any such charge, complaint, grievance or proceeding been threatened.

                     (c) There is no labor strike, slowdown or work stoppage pending or, to the knowledge of Showco and Vari-Lite, threatened against Showco.

                     (d) There is no charge or complaint pending or, to the knowledge of Showco and Vari-Lite, threatened against Showco by or before any Governmental Entity, including the Equal Employment Opportunity Commission, responsible for the prevention of unlawful employment practices. Showco has not received any written or, to the knowledge of Vari-Lite or Showco, other notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or relating to Showco, and no such investigation is in progress.

                     (e) SCHEDULE 3.14(e) lists (i) each employee of Showco and (ii) each employee of Vari-Lite or any other subsidiary of Vari-Lite who is primarily engaged in the conduct of the Business (each, an "Employee"), together with current salaries and wages, including any bonus compensation.

           3.15 ENVIRONMENT. Except as set forth in SCHEDULE 3.15, Showco is in compliance in all material respects with all Applicable Laws relating to environmental matters, and no claim that Showco has failed to so comply is pending or has been asserted in writing or, to the knowledge of Showco and Vari-Lite, has been otherwise asserted or threatened. Showco has not engaged in any act or omission which has or may give rise to any claim relating to environmental matters.

             3.16 CUSTOMERS AND SUPPLIERS. SCHEDULE 3.16 sets forth: a true, correct and complete list of (i) Showco's ten largest customers in terms of dollar volume of sales during the fiscal year ended on the Balance Sheet Date, showing the approximate total dollar volume of sales to each such customer during the fiscal year ended on the Balance Sheet Date, and (ii) Showco's ten largest suppliers in terms of dollar volume of purchases during the fiscal year ended on the Balance Sheet Date, showing the approximate total dollar volume of purchases from each such supplier during the fiscal year ended on the Balance Sheet Date.

             3.17 ASSETS USED IN BUSINESS. The Assets (including the Intellectual Property) constitute all of the assets, properties and rights, whether tangible or intangible, other than cash, accounts receivable, the prepaid expenses not specified on SCHEDULE 1.1(a) in an amount not materially different than that reflected on the Balance Sheet and real property, which are used in the conduct of the Business.

             3.18 DISCLOSURE. No representation or warranty by Showco and Vari-Lite contained in this Agreement, and no statement contained in any Showco Related Instruments and the Schedules, contains or will contain any untrue statement of a material fact.

             3.19 BROKERS. No broker, finder or financial advisor or other Person is entitled to any brokerage fee, commission, finders' fee or financial advisory fee in connection with the transactions contemplated hereby by reason of any action taken by Showco or any affiliate, employee, representative or agent of Showco.

IV.      REPRESENTATIONS AND WARRANTIES OF CLEARSHO.

         Clearsho hereby represents and warrants to Showco and Vari-Lite that:

             4.1  ORGANIZATION AND AUTHORITY.

                  (a) It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) It has all requisite corporate power and authority to enter into this Agreement and any instrument and agreement contemplated herein required to be executed and delivered by it pursuant to this Agreement (including the Instruments of Assignment) (collectively, the "Clearsho Related Instruments"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Clearsho Related Instruments to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on its part. This Agreement has been, and each Clearsho Related Instrument to which it is a party when executed and delivered will be, duly executed and delivered by it and constitutes, and each Clearsho Related Instrument when executed and delivered by it will constitute, its valid and binding obligation, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

             4.2  NO VIOLATION; CONSENTS AND APPROVALS.

                  (a) The execution and delivery of this Agreement and the Clearsho Related Instruments do not, and the consummation of the transactions contemplated hereby or thereby and compliance with the terms hereof or thereof will not, (i) conflict with, or result in any violation of or constitute a default under, (A) any provision of its certificate of formation or similar organizational documents, or (B) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to it, or conflict with or result in any violation of or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation pursuant to, or result in the creation or imposition of any Lien under, any contract of any kind or character to which it is a party.

                  (b) No consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any Governmental Entity, or any other Person, is required to be obtained or made in connection with the execution and delivery by it of this Agreement or any Clearsho Related Instrument to which it is a party, or the consummation by it of the transactions contemplated hereby or thereby, or compliance by it with the terms hereof or thereof.

             4.3 BROKERS. No broker, finder or financial advisor or other Person is entitled to any brokerage fee, commission, finders' fee or financial advisory fee in connection with the transactions contemplated hereby by reason of any action taken by Clearsho or any affiliate, employee, representative or agent of Clearsho.

V.       COVENANTS.
             5.1  FURTHER ASSURANCES.

                  (a) Subject to the terms and conditions of this Agreement, each of Vari-Lite, Showco and Clearsho shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transfer of the Assets pursuant to this Agreement and the assumption of the Assumed Liabilities.

                  (b) Without limiting the generality of Section 5.1(a), to the extent that any of Showco's rights under any Showco Agreements may not be assigned without the consent, approval or authorization of any third party which consent, approval or authorization has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign such right if an attempted assignment would constitute a breach of such Showco Agreements or violate any Applicable Law. If any consent, approval or authorization to the assignment of any Showco Agreements shall not be obtained, or if any attempted assignment would be ineffective or would impair Clearsho's rights and obligations under such Showco Agreements, such that Clearsho would not acquire and assume the benefit and detriment of all such rights and obligations, (A) Showco, at its option and to the fullest extent permitted by Applicable Law and such Showco Agreements, shall, after the Closing Date, appoint Clearsho to be Showco's agent with respect to such Showco Agreements, or, to the fullest extent permitted by Applicable Law and such Showco Agreements, enter into such reasonable arrangements with Clearsho or take such other actions as are necessary to provide Clearsho with the same or substantially similar rights and obligations under such Showco Agreements, and (B) to the extent that Showco shall have complied with its obligations under clause (A) above, Clearsho shall perform all of Showco's obligations under such Showco Agreements to the same extent as if such Showco Agreements was an Assumed Liability.

             5.2  CERTAIN TAX MATTERS.

                  (a) All transfer, sales and similar Taxes ("Transfer Taxes") incurred in connection with this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby (including any sales Tax on the transfer of the Assets imposed by Texas) shall be borne by Showco and Vari-Lite (and, to the extent paid by Clearsho, Showco and Vari-Lite shall reimburse Clearsho upon request). Showco and Vari-Lite, at their expense, shall prepare and file, to the extent required by, or permissible under, Applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by Applicable Law, Clearsho shall join in the execution of all such Tax Returns and other documentation; provided, however, that prior to the Closing Date, to the extent applicable and requested by Showco, Clearsho shall provide to Showco and Vari-Lite appropriate certificates of Tax exemption from each applicable Governmental Authority.

                  (b) Each of Vari-Lite, Showco and Clearsho shall provide such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination, or any proceeding, by or before any Governmental Entity relating to liability for Taxes, and each such Party shall provide the requesting Party with all books and records or other information which may be relevant to such Tax Return, audit, examination or proceeding. All books, records and information obtained pursuant to this Agreement relating to Taxes shall be kept confidential by such Parties.

                  (c) In the event that a dispute arises between Vari-Lite and Showco, on the one hand, and Clearsho, on the other hand, regarding Taxes or any amount due under this Section 5.2, such Parties shall attempt in good faith to resolve such dispute and any agreed-upon amount shall be promptly paid to the appropriate Party. If any such dispute is not resolved within thirty days after notice thereof is given by one such Party to any other Party, such Parties shall submit the dispute to an Independent Accounting Firm for resolution, which resolution shall be final, binding and conclusive on such Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by such Parties. Any payment required to be made as a result of the resolution by the Independent Accounting Firm of any such dispute shall be made within five business days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

                  (d) To the extent that Vari-Lite or Showco, on the one hand, or Clearsho, on the other hand, receives a Tax refund or credit with respect to a Tax that was paid or incurred by the other Party, such receiving such Party shall promptly pay the amount of such Tax refund or credit to such other Party.

             5.3 WARRANTY DISCLAIMER. SUBJECT TO THE REPRESENTATION AND WARRANTY SET FORTH IN SECTION 3.6(b), ALL TANGIBLE PERSONAL PROPERTY INCLUDED IN THE ASSETS ARE BEING TRANSFERRED "AS IS, WHERE IS" AND SHOWCO EXPRESSLY DISCLAIMS, AND CLEARSHO HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE PHYSICAL CONDITION OF THE TANGIBLE PERSONAL PROPERTY INCLUDED IN THE ASSETS, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

             5.4 ACCESS TO INFORMATION. For a period of five years after the Closing Date, each of Vari- Lite and Showco, on the one hand, and Clearsho, on the other hand, and their respective representatives shall have reasonable access to all of the books and records of the Business, including all employee records (to the extent permitted by Applicable Law), in the possession of the other such Party to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities, or other matters relating to or affected by the ownership of the Business and Assets or operation of the Business. Such access shall be afforded by the Party in possession of any such books and records upon receipt of reasonable advance notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or the other Party with respect to such access pursuant to this Section 5.4. If the Party in possession of such books and records shall desire to dispose of any books and records during such five-year period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at such other Party's cost and expense, to segregate and remove such books and records as such other Party may select.

IV.      INDEMNIFICATION.

             6.1 SHOWCO AND VARI-LITE OBLIGATION TO INDEMNIFY. From and after the Closing Date, Showco and Vari-Lite shall, jointly and severally, defend, indemnify and hold harmless Clearsho, and its successors and permitted assigns, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses (including reasonable attorneys' fees and expenses), in each case, arising out of, relating to or in connection with, or caused by, directly or indirectly, any or all of the following: (a) any breach of any representation or warranty made by Showco and Vari-Lite in this Agreement; (b) any failure or refusal by Showco or Vari-Lite to satisfy, comply with or perform any agreement, term or condition of this Agreement to be satisfied, complied with or performed by it; (c) any debt, liability or obligation of Showco of any nature, known or unknown, fixed or contingent (other than the Assumed Liabilities); (d) the conduct of the Business before the Closing Date; or (e) any failure by Showco, or waiver by Clearsho of any obligation by Showco, to comply with any bulk sales law or tax clearance requirement applicable to the transactions contemplated hereby.

             6.2 CLEARSHO OBLIGATION TO INDEMNIFY. From and after the Closing Date, Clearsho, shall defend, indemnify and hold harmless Showco and Vari-Lite, and their respective successors and permitted assigns, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses (including reasonable attorneys' fees and expenses), in each case, arising out of, relating to or in connection with, or caused by, directly or indirectly, any or all of the following: (a) any breach of any representation or warranty made by Clearsho in this Agreement; (b) any failure or refusal by it to satisfy, comply with or perform any agreement, term or condition of this Agreement to be satisfied, complied with or performed by it;
(c) the Assumed Liabilities; or (d) the conduct of the Business by Clearsho on or after the Closing Date.

             6.3 LIMITATION ON OBLIGATION TO INDEMNITY. Notwithstanding any provision hereof to the contrary, (a) no Party hereto shall have any obligation to indemnify any Person pursuant to Section 6.1(a) or 6.2(a) unless the Person seeking such indemnification shall have notified the Indemnitor within the period during which such representation or warranty shall survive the Closing in accordance with Section 7.4, (b) Showco and Vari-Lite, on the one hand, and Clearsho, on the other hand, shall have no obligation to indemnify any Person pursuant to Section 6.1(a) or 6.2(a) unless and until the aggregate amount for which Showco and Vari-Lite, on the one hand, or Clearsho, on the other hand, would be liable pursuant to Section 6.1(a) or 6.2(a) but for this provision, when taken together with amounts for which such Persons or Person would be liable (including, in the case of Clearsho, amounts for which Clair Acquisition Corp. or Clair Bros. Audio Enterprises, Inc. would be liable) under Article VI of the Equity Purchase Agreement, exceeds $175,000, and then only to the extent of such excess, and (c) in no event shall Showco and Vari-Lite, on the one hand, or Clearsho, on the other hand, have any liability to indemnify any Person pursuant to Section 6.1(a) or 6.2(a) in an amount, when taken together with amounts for which such Persons or Person would be liable (including, in the case of Clearsho, amounts for which Clair Acquisition Corp. or Clair Bros. Audio Enterprises, Inc.

would be liable) under Article VI of the Equity Purchase Agreement, in excess of Nine Million Dollars ($9,000,000). The intent of the Parties is that claims under this Agreement and the Equity Purchase Agreement shall be aggregated for purposes of determining satisfaction of the $175,000 "basket" and the $9,000,000 liability limit.

             6.4 DEFENSE OF ACTIONS. With respect to each separate event, occurrence or matter ("Indemnification Matter") against which a Party (the "Indemnitee") is indemnified by any other Party or Parties (the "Indemnitor") under this Article VI, the Indemnitor shall be responsible, at its sole expense, for litigating, defending or otherwise attempting to resolve any action, suit or proceeding underlying such Indemnification Matter, except that (a) the Indemnitee may, at its option, participate in such defense or resolution at its expense and through counsel of its choice; (b) the Indemnitee may, at its option, assume control of such defense or resolution if the Indemnitor does not in good faith pursue or prosecute such defense or resolution in a reasonably timely manner; and (c) the Indemnitor shall not agree to any settlement (other than such as involve only equitable remedies that do not adversely affect the Indemnitee) without the Indemnitee's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless the Indemnitee receives an unconditional and irrevocable release from liability in connection therewith. In any event, the Indemnitor and the Indemnitee shall in good faith cooperate with each other and their respective counsel with respect to all such actions, suits or other proceedings.

             6.5  NOTICES AND PAYMENTS. With respect to each Indemnification
Matter:

                  (a) NOTICE. Upon the Indemnitee's receipt of written documents pertaining to the Indemnification Matter, or, if the Indemnification Matter does not involve a third party demand or claim, after the Indemnitee first has actual knowledge of such Indemnification Matter, the Indemnitee shall give reasonably prompt notice to the Indemnitor of the nature of such Indemnification Matter and the amount demanded or claimed in connection therewith.

                  (b) PAYMENT. After a final agreement is reached or a final judgment or order is rendered with respect to any Indemnification Matter, the Indemnitor shall promptly, but in no event later than three business days after such determination, agreement, judgment or order, pay to the Indemnitee the amount owing by the Indemnitor with respect to such Indemnification Matter.

           6.6 SOLE REMEDY. This Article VI is intended to and constitutes the sole remedy available to the parties at law or equity (other than for fraud) for breaches of representations and warranties set forth herein.

VII.       MISCELLANEOUS

           7.1 PUBLICITY. Except as required by Applicable Law (in which event the Parties shall consult with each other and provide a reasonable opportunity to comment), no Party shall make or issue any public announcement, statement or press release concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

           7.2 EXPENSES. Each Party shall pay all of the costs and expenses incurred by it in preparing, negotiating, executing and delivering this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith) and in consummating the transactions contemplated hereby.

           7.3 NOTICES. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, or sent and confirmed by facsimile, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the Parties at their respective addresses set forth below:

                  If to Clearsho:
                           c/o Showco, Inc.
                           201 Regal Row
                           Dallas, TX 75247
                           Attention: Mr. H. R. Brutsche, III
                           Tel: 214-819-3147
                           Fax: 214-819-3247

                  With a copy (which shall not constitute notice) to:

                           Gardere Wynne Sewell LLP
                           1601 Elm Street
                           Suite 3000
                           Dallas, TX 75201
                           Attention: Alan J. Perkins, Esquire
                           Tel: 214-999-4683
                           Fax: 214-999-3683

                  If to Showco or Vari-Lite to:

                           Vari-Lite International, Inc.
                           201 Regal Row
                           Dallas, TX 75247
                           Attention: Mr. H. R. Brutsche, III
                           Tel: 214-819-3147
                           Fax: 214-819-3247

                  With a copy (which shall not constitute notice) to:

                           Gardere Wynne Sewell LLP
                           1601 Elm Street
                           Suite 3000
                           Dallas, TX 75201
                           Attention: Alan J. Perkins, Esquire
                           Tel: 214-999-4683
                           Fax: 214-999-3683

Any Party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other Parties in accordance with this Section 7.3, provided that any such change of address notice shall not be effective until received.

           7.4 SURVIVAL. The representations and warranties set forth herein shall survive the Closing for a period of fifteen months, which period is hereby agreed to terminate at 11:59 p.m., New York City time, on February 17, 2002; provided that (a) the representations and warranties set forth in Section
3.15 shall survive the Closing until the third anniversary of the Closing Date,
(b) the representations and warranties set forth in Section 3.12 shall survive the Closing until 180 days after the expiration of the applicable statute of limitations, including extensions, and (c) the representations and warranties set forth in Section 3.6(a) shall survive the Closing indefinitely. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their respective terms.

           7.5 ENTIRE UNDERSTANDING; AMENDMENTS. This Agreement, together with the schedules and exhibits hereto, states the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements with respect to the subject matter hereof. This Agreement shall not be amended or modified except in a written document signed by all Parties.

           7.6 PARTIES IN INTEREST. This Agreement shall bind, benefit and be enforceable by the Parties and their respective successors and permitted assigns.

           7.7 ASSIGNMENT. No Party may assign any of its rights, interests or obligations under this Agreement without the prior written consent of all other Parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) Clearsho may, without any such consent, assign (by operation of law or otherwise) all or any portion of its rights, interests and obligations hereunder to or for the benefit of Clair Acquisition Corp. and Clair Bros. Audio Enterprises, Inc., or any of their respective lenders, who shall have full right to directly enforce this Agreement and (b) upon any assignment by any Party, the assignor shall remain fully liable for (and shall not be released or relieved of) the prompt and full payment, performance and discharge of its obligations hereunder in accordance with the terms of this Agreement.

           7.8 NO WAIVERS. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against which enforcement of such waiver is sought. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, the same or any other right, power or remedy.

           7.9 SEVERABILITY. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

           7.10 COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and all of which shall constitute one and the same instrument.

           7.11 INTERPRETATION. Section and subsection headings in this Agreement are for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its interpretation. Ambiguities and uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties' intent as of the date of this Agreement. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

           7.12 REFERENCES. All words in this Agreement shall be construed to be of such number and gender as the context requires or permits. When used in this Agreement, the words "including" shall be deemed in all cases to be followed by the words "without limitation."

           7.13 GOVERNING LAW. This Agreement is made under, and shall be construed and enforced in accordance with, the substantive laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein (without giving effect to conflicts of law principles).

           7.14 VENUE. Venue in any and all suits, actions and proceedings related to the subject matter of this Agreement shall be in the state and federal courts located in and for the State of Delaware (the "Courts"), which shall have exclusive jurisdiction for such purpose, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such Courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding. Service of process may be made in any manner recognized by such Courts. Each of the Parties hereby irrevocably waives its right to a jury trial arising out of any dispute in connection with this Agreement or the transactions contemplated hereby.

                           [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties have duly executed and delivered this Asset Transfer Agreement as of the date first written above.

                          VARI-LITE INTERNATIONAL, INC.

                          By:__________________________________________
                                   Name:    H. R. Brutsche, III
                                   Title:   Chairman and Chief
                                            Executive Office

                          SHOWCO, INC.

                          By:__________________________________________
                                   Name:     H. R. Brutsche, III
                                   Title:    Vice President

                          CLEARSHO, LLC

                          By:      Showco, Inc., its sole member

                                   By: ________________________________
                                            Name:     H. R. Brutsche, III
                                            Title:    Vice President

                                                                      EXHIBIT A
                                                    TO ASSET TRANSFER AGREEMENT

                                   DEFINITIONS

1. "Agreement" means this Asset Transfer Agreement, dated as of November 17, 2000.

2.       "Applicable Laws" has the meaning set forth in Section 3.11.

3.       "Assets" has the meaning set forth in Section 1.1(a).

4. "Assignment and Assumption Agreement" means the assignment and assumption agreement between Showco and Clearsho to be delivered at the Closing, substantially in the form of EXHIBIT D hereto.

5.       "Assumed Liabilities" has the meaning set forth in Section 1.2.

6.       "Balance Sheet" has the meaning set forth in Section 3.3(b).

7.       "Balance Sheet Date" means September 30, 2000.

8. "Bill of Sale" means the bill of sale of Showco, to be delivered at the Closing, substantially in the form of EXHIBIT E hereto.

9.       "Business" has the meaning set forth in the "Background" section.

10.      "Clearsho" has the meaning set forth in the Preamble hereto.

11.      "Clearsho Related Instruments" has the meaning set forth in Section
         4.1(b).

12.      "Closing" has the meaning set forth in Section 2.1.

13.      "Closing Date" has the meaning set forth in Section 2.1

14. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder from time to time.

15. "Console Agreement" means the Manufacturing, Sales, Distribution and Licensing Agreement, dated as of July 1, 1996, between Showco and GLW Incorporated, including Amendment No. 1 thereto dated as of February 24, 1999.

16.      "Contracts" has the meaning set forth in Section 3.10.

17.      "Employee" has the meaning set forth in Section 3.14(e).

18. "Equity Purchase Agreement" means the Equity Purchase Agreement, dated the date hereof, among Vari-Lite, Showco, Clair Brothers Audio Enterprises, Inc. and Clair Acquisition Corp.

19. "ERISA" means the Employee Retirement Security Act of 1974, as amended, or any successor law.

20. "ERISA Affiliate" means each entity which is treated as a single employer with Vari-Lite or Showco for purposes of Section 414 of the Code.

21.      "Excluded Assets" has the meaning set forth in Section 1.1(b).

22.      "Financial Statements" has the meaning set forth in Section 3.3(a).

23.      "GAAP" means generally accepted accounting principles.

24.      "Governmental Entity" has the meaning set forth in Section 3.2(b).

25. "Hibino Contract" means that certain Equipment Lease/Representation Agreement between Showco and Hibino Corporation, dated August 14, 1989.

26.      "Indemnification Matter" has the meaning set forth in Section 6.4.

27.      "Indemnitee" has the meaning set forth in Section 6.4.

28.      "Indemnitor" has the meaning set forth in Section 6.4.

29. "Independent Accounting Firm" means such nationally recognized, independent accounting firm as is mutually appointed by Vari-Lite and Clearsho for purposes of this Agreement.

30. "Instruments of Assignment" means, collectively, the Bill of Sale, the Assignment and Assumption Agreement and such other agreements, instruments and documents as shall be necessary to assign, transfer and convey the Assets to Clearsho and for Clearsho to assume the Assumed Liabilities.

31. "Intellectual Property" means all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, trade names and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) mask works and all applications, registrations, and renewals in connection therewith, (e) trade secrets and confidential business information (including, as applicable, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) computer software (including data and related documentation), but excluding all commercially available off-the- shelf software, related data and related documentation such as versions of Oracle software, Windows, MS Word, Excel, HITS, Powerpoint, and e-mail and web browser applications, (g) all other proprietary rights, (h) copies and tangible embodiments thereof (in whatever form or medium); and (i) domain names; in each case, owned by Showco or which Showco has the right to use.

32. "Lien" means any and all liens, claims, charges, security interests, mortgages, restrictions, limitations and encumbrances of any nature whatsoever.

33.      "Material Adverse Effect" has the meaning set forth in Section 3.1(a).

34.      "Party or Parties" has the meaning set forth in the Preamble hereto.

35.      "Permits" has the meaning set forth in Section 3.11.

36.      "Permitted Liens" has the meaning set forth in Section 3.6(a).

37. "Person" means any individual, sole proprietorship, joint venture, partnership, limited liability company, corporation, association, cooperative, trust, estate, Governmental Entity, or other entity of any nature whatsoever.

38. "Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA, maintained or contributed to by Vari-Lite, Showco or any ERISA Affiliate on behalf of Employees or former employees of Showco.

39.      "Qualified Plans" has the meaning set forth in Section 3.9.

40.      "Showco Related Instruments" has the meaning set forth in Section
         3.1(b).

41.      "Showco Agreements" has the meaning set forth in Section 3.10(b).

42. "Showco Required Approvals" means, collectively, the consents, approvals, orders, authorizations, notices, registrations and filings set forth in SCHEDULE 3.2(b).

43. "Tax Returns" means any and all returns, reports, information returns, declarations, claims for refund, or other documents, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any Governmental Entity responsible for the administration of laws governing Taxes.

44. "Tax" or "Taxes" means any and all taxes, surtaxes, charges, fees, levies, penalties and other assessments imposed by any Governmental Entity, including income, gross receipts, excise, property, sales, transfer, use, franchise, special franchise, payroll, recording, withholding, social security, gross receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties or additions attributable thereto or any liability for taxes incurred by reason of joining in the filing of any consolidated, combined or unitary Tax Returns, in each case including any interest, penalties or additions attributable thereto.

45.      "Transfer Taxes" has the meaning set forth in Section 5.2(a).

46.      "Vari-Lite" has the meaning set forth in the Preamble hereto.

                                                            EXHIBIT B - RESERVED

                                                                       EXHIBIT C
                                                     TO ASSET TRANSFER AGREEMENT

                           CONSENT AND ACKNOWLEDGMENT

                                                                      EXHIBIT D
                                                    TO ASSET TRANSFER AGREEMENT

                                                                      EXHIBIT E
                                                    TO ASSET TRANSFER AGREEMENT




                                     E-1